For Immediate Release
Contact: Cindy McCann
VP of Investor Relations
512.542.0204

Whole Foods Market Reports Fourth Quarter Results
Sales Increase 25%; Comparable Store Sales Increase 8%;
Company Completes Acquisition of Wild Oats Markets and Opens Record 21 Stores in Fiscal Year;
Board Increases Quarterly Dividend to $0.20 per Share; Company Expects 25% to 30% Sales
Growth and 7.5% to 9.5% Comparable Store Sales Growth in Fiscal Year 2008

November 20, 2007. Whole Foods Market, Inc. (NASDAQ: WFMI) today reported sales and earnings for the 13-week fourth quarter and 53-week fiscal year ended September 30, 2007. All percentage increases for the current quarter and year have been adjusted to exclude the extra week. In addition, results include Wild Oats Markets, Inc. for the last five weeks of the quarter due to Whole Foods Market’s majority purchase of the company on August 28, 2007.

For the quarter, sales increased 24.7% to approximately $1.7 billion, including approximately $82 million in sales from the acquired Wild Oats and Capers stores and $40 million in sales from the Henry’s and Sun Harvest stores (which were sold on September 30, 2007). Comparable store sales increased 8.2% on top of an 8.6% increase in the prior year. Identical store sales, excluding six relocated stores and two major expansions, increased 6.0% on top of an 8.4% increase in the prior year. Sales at the Wild Oats stores open longer than one year (excluding the divested and closed stores) increased 3.9% during the last five weeks of the quarter.

For the quarter, store contribution was approximately $149 million or 8.5% of sales, and G&A expenses totaled approximately $67 million or 3.9% of sales. The higher-than-average G&A expenses were due to approximately $13 million, or $0.06 per diluted share, in costs related to legal matters, integration efforts and the addition of Wild Oats’ G&A expenses. Share-based compensation expense was approximately $2.5 million in the quarter compared to $4.9 million in the prior year. Pre-opening and relocation costs were approximately $23 million, or $0.10 per diluted share, compared to $14 million, or $0.06 per diluted share, in the prior year. Approximately $9 million, or $0.04 per diluted share, relating to share-based compensation, pre-opening rent and accelerated depreciation was expensed for accounting purposes but was non-cash, compared to approximately $12 million, or $0.05 per diluted share, in the prior year. Net income was approximately $34 million, diluted earnings per share were $0.24, and operating cash flow per share was $0.69. The Company estimates the acquisition was slightly dilutive to earnings per share in the quarter.

“On top of completing the merger with Wild Oats, we opened a record eight new stores and produced an 8% increase in comparable stores sales in the fourth quarter. We are very excited about the progress of our integration of Wild Oats and the healthy increase in sales growth we are seeing at the Wild Oats stores from 3.9% in Q4 to 6.6% quarter to date. We expect these stores, along with our new stores, to drive strong sales this year and strong comparable store sales growth in fiscal year 2009 and beyond,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market. “In addition, we are pleased to announce today an 11% increase in our quarterly dividend to $0.20 per share.”

During the quarter, the Company produced approximately $97 million in cash flow from operations and received approximately $7 million in proceeds from the exercise of stock options. Capital expenditures in the quarter were approximately $147 million of which $116 million was for new stores. In addition, the Company paid approximately $25 million in cash dividends to shareholders in the quarter.

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

For the fiscal year, sales increased 15.3% to approximately $6.6 billion. Comparable store sales increased 7.1% on top of an 11.0% increase in the prior year. Sales in identical stores, excluding seven relocated stores and four major expansions, increased 5.8% on top of a 10.3% increase in the prior year. Store contribution was approximately $585 million or 8.9% of sales, and G&A expenses totaled approximately $218 million or 3.3% of sales. Share-based compensation expense was approximately $13.2 million in the fiscal year compared to $9.4 million last year. Pre-opening and relocation costs were approximately $70 million, or $0.30 per diluted share, compared to $37 million, or $0.15 per diluted share, in the prior year. Approximately $34 million, or $0.15 per diluted share, relating to share-based compensation, pre-opening rent and accelerated depreciation was expensed for accounting purposes but was non-cash, compared to $26 million, or $0.11 per diluted share, in the prior year. Net income was approximately $183 million, diluted earnings per share were $1.29, and operating cash flow per share was $2.81.

For the fiscal year, the Company produced approximately $399 million in cash flow from operations and received approximately $54 million in proceeds from the exercise of stock options. Capital expenditures for the year totaled approximately $530 million of which $389 million was for new stores. The Company also paid out approximately $596 million for Wild Oats Markets, Inc., including $34 million in direct transaction costs. In addition, the Company paid approximately $97 million in cash dividends to shareholders and repurchased approximately 2.5 million shares, or approximately $100 million, of common stock on the open market.

At the end of the year, the Company had $2 million in restricted cash and total debt of approximately $761 million.  This included a $700 million term loan used to finance the Wild Oats acquisition, approximately $22 million in Wild Oats and $3 million in Whole Foods Market convertible debentures, approximately $19 million in capital lease obligations, and $17 million in borrowings on the Company’s credit line.  Subsequent to the close of the year, the Company received approximately $165 million in proceeds from the sale of the Henry’s and Sun Harvest stores and paid off the $22 million in remaining Wild Oats convertible debentures and the $17 million credit line balance. Currently, the Company has approximately $162 million available on its $250 million credit line, net of outstanding letters of credit.

The Company today announced that its Board of Directors declared an 11% increase in the Company’s dividend to $0.20 per share, payable on January 22, 2008 to shareholders of record as of January 11, 2008. This is the Company’s fifth dividend increase since the first cash dividend of $0.075 per share (split-adjusted) was declared in November 2003.

Results Excluding Acquired Wild Oats Stores
The following information related to the quarter and fiscal year excludes the results of acquired operations.

Sales increased 15.9% to approximately $1.6 billion in the fourth quarter. For the fiscal year, sales increased 13.2% to approximately $6.5 billion. The following table shows the Company’s growth in sales, comparable store sales, and ending square footage, excluding the acquired Wild Oats stores, for the fiscal year compared to its historical five-year ranges and average. For fiscal year 2007, excluding the Wild Oats acquisition, the Company guided to sales growth of 13% to 17%, comparable store sales growth of 6% to 8%, and ending square footage growth of 16%.

	FY02-FY06 Range		FY02-FY06
	Low	High	Average	4Q07	FY07

Sales growth	17.0%	22.8%	20.3%	15.9%	13.2%
Comparable store sales growth	8.6%	14.9%	11.5%	8.2%	7.1%
Two-year comps (sum of two years)	18.6%	27.8%	22.7%	16.8%	18.1%
Ending square footage growth	10%	14%	12%	18%	18%

Additional information on the quarter for comparable stores and all stores, excluding the acquired Wild Oats stores, is provided in the following table.

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

		NOPAT	# of	Average	Total
Comparable Stores	Comps	ROIC	Stores	Size	Square Feet

Over 11 years old	4.1%	78%	60	27,800	1,666,400
Between eight and 11 years old	4.2%	60%	27	33,100	892,900
Between five and eight years old	6.8%	42%	41	33,900	1,389,800
Between two and five years old	10.0%	26%	41	43,200	1,769,600
Less than two years old (includes six relocations)	35.4%	-2%	17	55,800	948,400

All comparable stores (7.4 years old, s.f. weighted)	8.2%	35%	186	35,800	6,667,100
All stores excl. acquired stores (6.7 years old, s.f. weighted)	27%	202	37,200	7,508,400

Gross profit consists of sales less cost of goods sold and occupancy costs plus the contribution from non-retail distribution and food preparation operations. Historically, the Company’s average weekly sales and gross margins have been highest in the second and third quarters. For the fourth quarter excluding the acquired Wild Oats stores, gross profit increased eight basis points to 34.9% of sales from 34.8% of sales last year.  For stores in the comparable store base, gross profit improved 27 basis points to 35.2% of sales. The LIFO charge was approximately $2.6 million in the quarter compared to a credit of approximately $0.6 million last year, a negative impact of 20 basis points.

For the quarter, direct store expenses, excluding the acquired Wild Oats stores, increased 65 basis points to 26.3% of sales from 25.7% of sales last year. For stores in the comparable store base, direct store expenses increased 23 basis points to 25.9% of sales due primarily to an increase in health care costs as a percentage of sales, which was partially offset by leverage in share-based compensation and wages at identical stores.

Store contribution, excluding the acquired Wild Oats stores, decreased 57 basis points to 8.6% of sales from 9.1% of sales last year. For stores in the comparable store base, store contribution increased four basis points to 9.3% of sales.

The following table shows the Company’s fourth quarter and fiscal year results, excluding the acquired Wild Oats stores, for certain line items as a percentage of sales compared to its historical five-year ranges and averages. Where applicable, historical percentages have been adjusted to exclude Hurricane Katrina charges and credits, as well as share-based compensation expense incurred in fiscal year 2005 related to the Company’s September 2005 accelerated vesting of stock options.

	FY02-FY06 Range		FY02-FY06
	Low	High	Average	4Q07	FY07

Gross profit	34.2%	35.1%	34.8%	34.9%	34.9%
Direct store expenses	25.2%	25.5%	25.4%	26.3%	26.0%
Store contribution	9.0%	9.6%	9.4%	8.6%	8.9%

Growth and Development
In the fourth quarter, the Company opened a record eight new stores in Chicago, IL (two stores); Cupertino, CA (a relocation); Northbrook, IL; Tustin, CA (a relocation); San Francisco, CA; Oakland, CA and Coral Gables, FL. The Company also acquired 74 stores net of divested locations, ending the quarter with 276 stores totaling 9.3 million square feet. The following table provides additional information about the Company’s store locations by region for the fiscal year.

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

	Beginning				Relocated/	End of
	of Fiscal Year	Opened	Acquired	Divested	Closed	Fiscal Year
Florida	8	1	5	-	-	14
Mid-Atlantic	28	2	6	-	-	36
Midwest	21	4	6	-	-	31
North Atlantic	27	2	5	-	(2)	32
Northeast	13	2	1	-	-	16
Northern California	20	4	1	-	(1)	24
Pacific Northwest	5	2	11	-	-	18
Rocky Mountain	10	-	23	-	-	33
South	14	1	3	-	-	18
Southern Pacific	24	2	38	(27)	(1)	36
Southwest	16	1	10	(8)	(1)	18
Total	186	21	109	(35)	(5)	276*

* Subsequent to the end of the fiscal year, the Company opened four new stores, permanently closed nine Wild Oats stores and temporarily closed two Wild Oats stores for major renovations.

The Company has recently signed five new store leases averaging 47,000 square feet in size in Del Mar, CA; Encinitas, CA; Stamford, CT; Concordville, PA; and Austin, TX (a replacement lease).

The following table provides additional information about the Company’s store openings in fiscal year 2007 and thus far in fiscal year 2008, leases currently tendered but not opened, and total development pipeline for stores scheduled to open through fiscal year 2010. For accounting purposes, a store is considered tendered on the date the Company takes possession of the space for construction and other purposes, which is typically when the shell of the store is complete or nearing completion. The average tender period, or length of time between tender date and opening date, will vary depending on several factors, one of which is the number of acquired leases, ground leases and owned properties in development, all of which generally have longer tender periods than standard operating leases.

	Stores	Stores	Stores	Current	Current
	Opened	Opened	Opened	Leases	Leases
New Store Information	FY06	FY07	FY08 YTD	Tendered	Signed[1]

Number of stores (including relocations)	13	21	4	20	87
Number of relocations	2	5	2	4	22
Number of lease acquisitions,
ground leases and owned properties	1	4	1	9	13
New markets	4	3	0	1	14
Average store size (gross square feet)	50,200	56,500	57,100	45,800	51,200
As a percentage of existing store average size	147%	167%	166%	133%	148%
Total square footage	653,000	1,185,800	228,400	915,900	4,485,200
As a percentage of existing square footage	10%	13%	2%	10%	48%
Average tender period in months	7.8	8.8
Average pre-opening expense per store (incl. rent)	$2.0 mil	$2.6 mil[2]
Average pre-opening rent per store	$0.7 mil	$0.9 mil[2]
Average development cost (excl. pre-opening)	$13.0 mil	$15.3 mil[2]
Average development cost per square foot	$258	$282[2]

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

1 Includes leases tendered
2 Pre-opening and development costs exclude Kensington. Development costs include estimated costs for projects not yet final; excluding owned properties and lease acquisitions, the average development cost for stores that opened in fiscal year 2007 was $14.7 million, or $267 per square foot, compared to $13.0 million, or $258 per square foot, for stores that opened in fiscal year 2006.

Growth Goals for Fiscal Year 2008 and Beyond
For fiscal year 2008, on a 52-week to 52-week basis, the Company expects sales growth of 25% to 30%, of which approximately 10% is expected to come from the Wild Oats stores, and comparable store sales growth of 7.5% to 9.5%.  For the first seven weeks of the first quarter, comparable store sales growth was 9.5% on top of a 6.5% increase in the prior year, and identical store sales growth was 7.2% on top of a 5.9% increase in the prior year. Sales at the acquired Wild Oats locations open longer than one year, excluding closures, increased 6.6% on top of a 1.0% increase in the prior year. Acquired stores will enter the comparable store sales base in the fifty-third full week following the date of the merger.

The Company expects to open a comparable number of new stores in fiscal year 2008 as in fiscal year 2007. So far this fiscal year, the Company has opened four new stores in Cranston, RI; Chandler, AZ; Nashville, TN; and Pasadena, CA. In addition, the Company has permanently closed nine acquired stores and temporarily closed two acquired stores for major renovations. The Company expects to close one additional acquired store and open two additional stores in Napa, CA and Sugar Land, TX in the first quarter. Of the Company’s 20 currently tendered stores representing approximately 916,000 square feet, 14 are expected to open this fiscal year.  The Company also expects to announce additional stores tendered for openings in fiscal year 2008 with its first quarter earnings release in February.

The Company does not expect to produce operating leverage in fiscal year 2008 due primarily to a decrease in store contribution contribution as a percentage of sales driven by a higher percentage of sales from new and acquired stores, which have a lower contribution than our existing stores, investments in labor and benefits at the acquired Wild Oats stores, and continued, though more moderate, increases in health care costs as a percentage of sales. In addition, the Company expects G&A as a percentage of sales to be in line with the 3.3% reported in fiscal year 2007 due mainly to the temporary costs associated with integrating the Wild Oats acquisition, along with the cost of fully staffing the Company’s three smallest regions which gained the greatest number of stores in the merger. The Company expects G&A as a percentage of sales to improve sequentially from the first half to the second half of the year.

The Company expects total pre-opening and relocation costs for fiscal year 2008 to be in the range of $80 million to $90 million.  Approximately $40 million to $45 million relates to stores expected to open in fiscal year 2008.  These ranges are based on estimated tender dates which are subject to change.  The Company expects average pre-opening and relocation expense for stores opening in fiscal year 2008 to be in line with the average for stores that opened in fiscal year 2007, excluding the Kensington store in London.  On an average weekly basis, the Company expects quarterly pre-opening and relocation expense to ramp up throughout each quarter of the year.

The Company expects interest expense, net of investment and other income, in the range of $35 million to $40 million in fiscal year 2008.

The Company expects share-based compensation of approximately $2 million to $3 million per quarter in the first half of the year and $4 million to $5 million per quarter in the second half of the year following the Company’s annual grant date early in the third quarter, when the majority of options are granted.

The Company has entered into a support agreement to provide certain products and services for the divested Henry’s and Sun Harvest stores for up to two years. The Company anticipates the revenue associated with this agreement will be approximately equal to its incremental cost of providing the support.

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com

Capital expenditures for the fiscal year are expected to be in the range of $575 million to $625 million.  Of this amount, approximately 65% to 70% relates to new stores opening in fiscal year 2008 and beyond and approximately 7% to 8% relates to remodels of acquired Wild Oats stores.

The Company currently operates 269 stores totaling 9.3 million square feet and has 87 stores in development totaling 4.5 million square feet. Longer term, the Company’s goal is to reach $12 billion in sales in fiscal year 2010.

About Whole Foods Market
Founded in 1980 in Austin, Texas, Whole Foods Market (www.wholefoodsmarket.com) is the world’s leading natural and organic foods supermarket and America’s first national certified organic grocer. In fiscal year 2007, the Company had sales of $6.6 billion and currently has 269 stores in the United States, Canada, and the United Kingdom. Whole Foods Market employs more than 50,000 Team Members and has been ranked for ten consecutive years as one of the “100 Best Companies to Work For” in America by FORTUNE magazine.

Forward-looking statements
The following constitutes a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements.  These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the SEC reports of Whole Foods Market, including Whole Foods Market’s report on Form 10-K for the fiscal year ended September 24, 2006.  Whole Foods Market undertakes no obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial-in number is 1-800-862-9098, and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc. 550 Bowie Street Austin, Texas 78703
512.477.5566 fax 512.482.7204
http://www.wholefoodsmarket.com